Exhibit 99.1

Syntel Revises 2015 Revenue Outlook

TROY, Mich. – December 21, 2015 – Syntel, Inc. (Nasdaq: SYNT), a global provider of digital transformation, information technology and knowledge process services to Global 2000 companies, today announced that the Company is revising its 2015 revenue outlook.

During the fourth quarter, unprecedented rains and flooding in Chennai resulted in a significant disruption to the lives of millions of Chennai residents and a large number of Syntel employees. This natural disaster prompted government authorities to issue a city-wide travel restriction, during which Syntel suspended non-essential operations at its Chennai facilities.

However, Syntel’s teams successfully executed the Company’s business continuity plans to ensure that all employees were safe and there was no impact to mission-critical activities. Syntel maintained open lines of communication with its clients during the flooding, working closely to manage all client deliverables.

Syntel would like to extend its thanks to all employees for their extra effort and dedication in restoring the Company’s Chennai operations to normal.

Based on these factors, Syntel now expects revenue in the range of $967 to $970 million for 2015. The Company’s full-year 2015 EPS outlook remains unchanged, in the range of $2.80 to $2.90.

About Syntel

Syntel (Nasdaq: SYNT) is a global provider of digital transformation, information technology and knowledge process services to Global 2000 companies. Syntel’s mission is to create new opportunities for clients by harnessing our passion, talent and innovation. We combine technology expertise, industry knowledge and a global delivery model to drive business value creation. Syntel’s “Customer for Life” philosophy drives our relentless focus to build long-term, collaborative client partnerships. To learn more, visit us at: www.syntelinc.com

Safe Harbor Provision

This news release may include forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

Asia/Pacific: Sikta Samantaray, +91 9167512186, sikta_samantaray@syntelinc.com

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